Exhibit T3E-10

Maxcom Announces Extension of Exchange Offer

Mexico City, July 30, 2019 — Maxcom Telecomunicaciones, S.A.B. de C.V. (“Maxcom” or the “Company”) today announced that it has extended its offer to exchange (the “exchange offer”) any and all of its outstanding Step-Up Senior Notes due 2020 (ISIN: US57773AAL61; Common Code: 098348964; CUSIP: 57773AAL6) (the “old notes”) for its new 8.00% senior secured notes due 2024 (the “Senior Notes”), its junior payment-in-kind notes (the “Junior PIK Notes” and, together with the Senior Notes, the “New Notes”) and cash.

In order to provide bondholders additional time to tender their notes and submit their ballots in connection with the Company’s Prepackaged Chapter 11 Plan (as same may be modified, amended or supplemented from time to time, the “Plan”), the Company is extending the early participation date and the expiration date of the exchange offer and consent solicitation, and the deadline to submit votes (the “Voting Deadline”), to 5:00 p.m., New York City time, on August 14, 2019.

Since successful confirmation of the Plan will only be possible if the Company receives sufficient votes in favor of the Plan, holders who tender their old notes in the exchange offer are reminded and strongly encouraged to make sure they also properly submit their ballot in favor of the Plan. Holders who have already tendered their old notes in the exchange offer and not yet submitted their ballot in favor of the Plan are strongly encouraged to do so before the Voting Deadline.

The exchange agent for the exchange offer has advised the Company that as of 5:00 p.m., New York City time, on July 30, 2019, US$46.9 million, or 45.4%, of the old notes had been validly tendered and not withdrawn in the exchange offer.

General

BCP Securities, LLC is acting as exclusive dealer manager for the exchange offer and solicitation agent for the consent solicitation.  Prime Clerk LLC has been appointed as the information agent and exchange agent for the exchange offer and the consent solicitation.

The complete terms and conditions of the exchange offer, consent solicitation and plan solicitation are described in the Company’s offering memorandum and consent solicitation statement dated June 17, 2019, as modified through the date hereof (the “statement”). Copies of the statement may be obtained by eligible holders by contacting (i) James Harper at BCP Securities, LLC at +1 (203) 629-2186 or jharper@bcpsecurities.com or (ii) Prime Clerk LLC at (844) 234-1694 (toll-free), (917) 942-6396 (local) or email maxcomballots@primeclerk.com. For more information, visit https://cases.primeclerk.com/maxcom/.

The New Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements, and will therefore be subject to substantial restrictions on transfer.

The exchange offer is being made, and the New Notes are being offered and issued, only to registered holders of old notes outside the United States who are not “U.S. persons,” as that term is defined in Regulation S under the Securities Act (“eligible holders”).

This announcement is for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to buy the New Notes nor an offer to purchase old notes nor a solicitation of consents.  The exchange offer and consent solicitation is being made solely by means of the statement.

About Maxcom

MAXCOM Telecomunicaciones, S.A.B. de C.V., headquartered in Mexico City, is a facilities-based telecommunications provider using a “smart-build” approach to deliver “last-mile” connectivity to enterprises and residential customers in the Mexican territory.

MAXCOM launched its commercial operations in May 1999 and is currently offering local and long distance telephony services, wired, wireless and cellular data transmission and value-added services in Mexico City metropolitan area, Monterrey, Puebla, Querétaro, León, Guadalajara, San Luis Potosí, Tehuacán and Toluca, and on a selected basis in several cities in Mexico. The information contained in this press release is the exclusive responsibility of Maxcom Telecomunicaciones, S.A.B. de C.V. and has not been reviewed by the Mexican National Banking and Securities Commission (the “CNBV”) or any other authority. The registration of the securities described in this press release before the National Registry of Securities (Registro Nacional de Valores) held by the CNBV, shall it be the case, does not imply any certification as to the investment quality of the securities or of Maxcom’s solvency.

The trading of these securities by an investor will be made under such investor’s own responsibility.

Forward-Looking Statements

This document may include forward-looking statements that involve risks and uncertainties that are detailed in the statement and from time to time in the Company’s reports to its security holders. Words such as “estimate,” “project,” “plan,” “believe,”  “expect,”  “anticipate,” “intend,” and similar expressions may identify such forward-looking statements. The Company wants to caution readers that any forward-looking statement in this document or made by the Company’s management involves risks and uncertainties that may change based on various important factors not under the Company’s control. These forward-looking statements represent the Company’s judgment as of the date of this document. The Company disclaims, however, any intent or obligation to update these forward-looking statements.